NOVATION AGREEMENT

Agreement made this 19th day of December, 2007 by and between General Cable Corporation, a Delaware corporation with principal offices at 4 Tesseneer Drive, Highland Heights, Kentucky, 41076 (“the Company”), and Brian J. Robinson (“the Executive”).

WHEREAS, Executive has served the Company in various capacities for a number of years;

WHEREAS, Executive currently holds the position of Chief Financial Officer (“CFO”) of the Company;

WHEREAS, on or around September 14, 2003, the Company presented Executive a letter by which certain severance payments were extended to him;

WHEREAS, the Company wishes to extinguish Executive’s current severance benefits effective December 31, 2007 and grant to him severance benefits under the Company’s new Executive Officer Severance Pay Plan (the “Plan”) .

NOW, THEREFORE, in consideration of the mutual terms contained herein, the parties  agree as follows:

1.

Executive shall be entitled to severance benefits under the Plan from its effective date.  Executive acknowledges that benefits under the Plan constitute fair and adequate consideration for the novation of any prior severance entitlements that Executive had with the Company.

2.

This Agreement does not in any way constitute a contract of employment for any specific term.  Executive acknowledges that at all times he is and will be employed at will by the Company.  This means that either he or the Company can terminate his employment at any time, for any lawful reason.

3.

In consideration of Executive’s receipt of severance pay Executive also hereby agrees to the following negative covenants:

a.

During his employment with the Company (“the Employment Period”) and for a period of one and one-half (1.5) years thereafter, the Executive will not, directly or indirectly, solicit, entice, persuade or induce any employee, director, officer, associate, consultant, agent or independent contractor of the Company or its affiliates (“the Group”) to terminate his or her employment or engagement by the Group to become employed or engaged by any person, firm, corporation or other business enterprise other than a member of the Group, except in furtherance of his responsibility during the Employment Period; or authorize or assist in the taking of such action by any third party.

For purposes of this Paragraph 3(a), the terms “employee,” “director,” “officer,” “associate,” “consultant,” “agent,” and “independent contractor” shall include any person with such status at any time during the one and one-half (1.5) years prior to the termination of the Executive's employment and for one and one-half (1.5) years following the Executive's termination of employment.

b.

During the Employment Period and for a period of one and one-half (1.5) years thereafter, the Executive will not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person, firm, corporation or other business enterprise (the “Competing Enterprise”) which is engaged, directly or indirectly, during the Employment Period or at the time of Executive's termination of employment, as the case may be, in competition with the Group in (i) the development, design, manufacture, marketing, distribution or sale of wire and cable or (ii) any other business activities of the Group accounting for more than 10% of its net sales in the most recently completed fiscal year or reasonably expected to do so in the current fiscal year, in the United States and in any foreign jurisdiction in which the Group operates or, at the end of Employment Period, proposes to operate; provided, in either case, that the competitive businesses of the Competing Enterprise account for more than 10% of the net sales of the Competing Enterprise for its most recently completed fiscal year and the Executive does not work or consult in such competitive business.  The foregoing covenant shall not be construed to preclude the Executive from making any investments in the securities of any company, whether or not engaged in competition with the Group, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and, after giving effect to such investment, the Executive does not beneficially own securities representing more than 2% of the combined voting power of the voting securities of such company.

4.

Nothing herein shall in any way restricts Executive’s right to receive benefits under other retirement, welfare or benefit plans of the Company.

5.

This Agreement shall be governed by the laws of the Commonwealth of Kentucky, excluding principles of conflicts of laws.

6.

If any provision of this Agreement as applied to either party is judged by a court of competent jurisdiction to be unenforceable, this shall in no way affect any other provision of this Agreement and all other such provisions shall continue to be valid and enforceable.

7.

This Agreement may not be modified, waived or amended except as agreed to in writing signed both by Executive and a duly authorized representative of the

Company.  No waiver by either party to any breach by the other party hereto shall be deemed a waiver of a party’s rights to enforce any provision at any other time.

Any and all notices or communications to be given or made under this Agreement shall be deemed to have been fully given or made when personally delivered or on the third business day after mailing within the Continental United States by prepaid U.S. mail or prepaid overnight carrier addressed as follows:

If to the Company:

General Cable Corporation
4 Tesseneer Drive
Highland Heights, KY 41076
Attention:  General Counsel

If to the Executive:

Brian J. Robinson

6307 Trail Ridge Court

Loveland, Ohio 45140

8.

This Agreement may be assigned by the Company to, and shall inure to the benefit of, any successor to substantially all the assets and business of the Company as a going concern, whether by merger, consolidation or purchase of substantially all of the assets of the Company or otherwise; provided, that such successor shall assume the Company's obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this Agreement as of the 19th day of December, 2007.

GENERAL CABLE CORPORATION

By: /s/ Gregory B. Kenny

Gregory B. Kenny

President and Chief Executive Officer

ACCEPTED AND AGREED TO

As of the date first written above

By: /s/ Brian J. Robinson

       Brian J. Robinson